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                                                                    Exhibit 99a


                                                          FOR IMMEDIATE RELEASE

                        [SUN SUPER SAVINGS CENTERS LOGO]


         SUN TELEVISION AND APPLIANCES, INC. ANNOUNCES CEO RESIGNATION

        Columbus, Ohio, June 11, 1996...Sun Television and Appliances, Inc. (NASDAQ-NMS:SNTV) today announced the resignation of Robert E. Oyster, Chairman of the Board and CEO. James R. Copitzky, President and COO will assume the additional post of Chief Executive Officer. The Board expressed its gratitude to Mr. Oyster for his years of dedication and achievement, and looks forward to working with Mr. Copitzky in his new capacity.

Mr. Oyster commented, "I have spent a very rewarding seventeen years integrally involved in the development and expansion of a successful retailing organization that achieved regional dominance. With the entry of multiple national competitors in our markets I set out to recruit a person with the skills needed to lead our company in this environment. With that in mind, Jim Copitzky from Sears' Brand Central was hired as my successor. Jim joined us early in February as President and COO and the Board of Directors concurs that now is an appropriate time for his elevation to CEO, as well."

Mr. Copitzky commented, "Bob Oyster's departure closes a significant chapter in Sun's history. Bob has provided vision and direction to the company which greatly contributed to Sun's industry-leading sales growth and market dominance. His guidance and leadership will be missed and we wish him well. I am pleased that Bob has agreed to make himself available for future consultation as needed by the Company."

Commenting on the future, Copitzky said, "We have a number of challenges facing us while continuing to grow in our highly competitive market. I am, however, confident that we can build upon Sun's core strengths. We currently have a number of initiatives underway to improve our merchandising strategies and profitability while further differentiating Sun from its competitors through an increased focus on meeting our customers' merchandising needs and solutions. We have also increased the bench strength of our senior management team with the recent addition of our new CFO, Steve Martin, as well as the recent promotion of Dennis May to Vice President of Sales and Marketing. We are in the process of reviewing every aspect of our infrastructure to ensure we are operating as efficiently as possible. Furthermore, we are committed to maximizing our organizational performance which will ultimately lead to achievement of our overarching goal of enhancing shareholder value."

Sun Television and Appliances, Inc. is a leading specialty retailer of high-quality, brand-name consumer electronics, home appliance and office products. The Company operates 48 stores in Ohio, Pennsylvania, New York, West Virginia and Kentucky.

Investor Relations Contacts: At the Company: James R. Copitzky, Sun Television and Appliances, Inc. (614) 492-5600, or our external investor relations consultant, Melodye Demastus, Melrose Consulting (614) 771-0860.

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